INDEPENDENT AUDITOR'S REPORT

                                                                  August 4, 1999

Board of Trustees
Quaker Investment Trust
Valley Forge, Pennsylvania

     In planning and performing our audit of the financial statements of the QUAKER INVESTMENT TRUST (comprising, respectively, the Quaker Core Equity Fund, the Quaker Aggressive Growth Fund, the Quaker Large-Cap Value Fund (formerly the Quaker Enhanced Stock Market Fund), the Quaker Mid-Cap Value Fund, the Quaker Small-Cap Value Fund and the Quaker Fixed Income Fund) for the year ended June 30, 1999, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

     The management of QUAKER INVESTMENT TRUST is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

     Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

     Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1999.

     This report is intended solely for the information and use of management, the Board of Trustees of Quaker Investment Trust and the Securities and Exchange Commission.

Jenkintown, Pennsylvania